                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             PANAMSAT CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee
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Notes:

                        [LOGO OF PANAMSAT APPEARS HERE]


                                                                 April 19, 1999

To our Stockholders:

  On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of PanAmSat Corporation, to be held at 9:30 a.m., local time, on Wednesday, May 5, 1999, at The St. Regis Hotel, located at 2 East 55th Street, New York, New York. The formal notice and proxy statement for the Annual Meeting are attached to this letter.

  To have your vote recorded, you should sign, date and return your proxy card in the enclosed envelope as soon as possible, even if you currently plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the meeting. If you decide to attend, you can still vote your shares in person, if you wish.

  On behalf of the Board of Directors, I thank you for your cooperation and look forward to seeing you on May 5.

                                          Very truly yours,

                                          /s/ R. Douglas Kahn
                                          R. Douglas Kahn
                                          President and Chief Executive
                                          Officer

                        -------------------------------

                             PANAMSAT CORPORATION
                              One Pickwick Plaza
                         Greenwich, Connecticut 06830

                        -------------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To be Held May 5, 1999

                        -------------------------------

To the Stockholders of
PanAmSat Corporation:

  Notice is hereby given that the annual meeting of stockholders of PanAmSat Corporation (the "Company") will be held at The St. Regis Hotel, located at 2 East 55th Street, New York, New York, at 9:30 a.m., local time, on Wednesday, May 5, 1999, for the following purposes:

  1. Election of Directors. To elect a total of 11 persons to the Board of Directors to serve as Directors until the next annual meeting of stockholders and until their successors are elected and have qualified.

  2. Ratification of Selection of Independent Public Accountants. To ratify the Board of Directors' selection of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 1999.

  3. Other Business. To consider and act upon such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on March 15, 1999, will be entitled to notice of the annual meeting and to vote at the annual meeting and at any adjournments thereof.

                                          By Order of the Board of Directors

                                          /s/ James W. Cuminale
                                          James W. Cuminale
                                          Secretary

Dated: April 19, 1999

WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE YOUR PROXY IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

                             PANAMSAT CORPORATION
                              One Pickwick Plaza
                         Greenwich, Connecticut 06830
                                (203) 622-6664

                               ----------------

                                PROXY STATEMENT
                        Annual Meeting of Stockholders
                                  May 5, 1999

                               ----------------

                                    GENERAL

  This proxy statement is furnished to stockholders of PanAmSat Corporation, a Delaware corporation (the "Company" or "PanAmSat"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board" or the "Board of Directors") for use at the Annual Meeting of Stockholders to be held at 9:30 a.m., local time, on Wednesday, May 5, 1999, at The St. Regis Hotel, located at 2 East 55th Street, New York, New York, and any adjournments thereof (the "Annual Meeting" or the "Meeting").

  Common stockholders of record as of the close of business on March 15, 1999 (the "Record Date") will be entitled to vote at the Meeting or any adjournments thereof. As of the Record Date, the Company had outstanding 149,243,862 shares of Common Stock, par value $0.01 per share (the "Common Stock"), each entitled to one vote on all matters to be voted on at the Meeting. This proxy statement, the accompanying proxy card and the Company's annual report to stockholders for the fiscal year ended December 31, 1998 are intended to be mailed on or about April 19, 1999 to each stockholder entitled to vote at the Meeting.

                   INFORMATION CONCERNING VOTING OF PROXIES

Voting and Record Date

  If the enclosed proxy is executed and returned in time and not revoked, all shares represented thereby will be voted. Each proxy will be voted in accordance with the stockholder's instructions. If no such instructions are specified, the proxies will be voted FOR the election of each person nominated as a director and FOR the ratification of the Board's selection of Deloitte & Touche LLP ("Deloitte & Touche") as the Company's independent accountants for the fiscal year ending December 31, 1999.

  Assuming a quorum is present, the affirmative vote by the holders of shares of Common Stock having a plurality of the votes cast at the Meeting will be required to elect the directors of the Company. In addition, the affirmative vote of the holders of shares of Common Stock having at least a majority of the votes present in person or represented by proxy and entitled to vote at the Meeting will be required for the ratification of the Board's selection of Deloitte & Touche as the Company's independent accountants. Abstentions from votes in respect of proposals other than the election of directors will have the same effect as votes against such proposals. Votes withheld from a nominee for director will have no effect in the case of the election of directors. With respect to proposals for which brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker non-votes"), such broker non-votes will have no effect on such proposals. Abstentions and broker non-votes will, however, be counted in the determination of a quorum.

Revocation of Proxies

  A stockholder giving a proxy may revoke it at any time before it is voted by delivery to the Company of a subsequently executed proxy or a written notice of revocation. In addition, returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so.

Proposal 1

                             ELECTION OF DIRECTORS

  The Board of Directors currently consists of eleven directors. Mr. Dorfman is not standing for re-election. Pursuant to a stockholder agreement among Hughes Communications, Inc. ("HCI") and the former holders of the Class A Common Stock of PanAmSat International Systems, Inc. (then operating under its previous name, PanAmSat Corporation) ("PanAmSat International") (as defined below) (the "Class A Holders"), each of HCI and the Class A Holders agreed to take all necessary action, including voting their shares, in order to cause the Board of Directors of the Company to consist of ten members. The stockholder agreement was amended on February 26, 1999 to increase the size of the Board of Directors from ten members to eleven members, solely to allow Mr. Landman to serve as one of HCI's designees. The amendment remains in effect only for so long as Mr. Landman remains a member of the Board of Directors of the Company as a designee of HCI.

  For so long as the Class A Holders own at least 4% of the shares of the Company, they are entitled to designate one director to the Board of Directors. HCI is entitled to designate the members of the Board of Directors not so designated. Of the current directors and nominee listed below, Ms. Austin and Messrs. Hightower, Hoak, Stephen R. Kahn, R. Douglas Kahn, Krekel, Landman, Noski, Smith and Wright are the HCI designees. Mr. Costello is the Class A Holders designee.

  Unless otherwise directed, proxies in the accompanying form will be voted FOR the nominees listed below. The Board has no knowledge that any nominee will or may be unable to serve or will or may withdraw from nomination. Ten of the following nominees are current directors of the Company whose terms end at the Annual Meeting. Certain information concerning the nominees for director is set forth below.

  The Board of Directors recommends a vote FOR the following nominees to the Board of Directors:

                            Directors and Nominees

  All of the current members of the Board of Directors were elected in May 1998 at the PanAmSat Annual Meeting of stockholders, except for Stephen R. Kahn, who was unanimously appointed by the Board of Directors in October 1998, and R. Douglas Kahn, who was unanimously appointed by the Board of Directors effective April 1, 1999. The following table sets forth information as to each nominee for the Board of Directors:

Name                                                                         Age
----                                                                         ---
Michael T. Smith, Chairman of the Board.....................................  55
Roxanne S. Austin...........................................................  38
Patrick J. Costello.........................................................  42
Dennis F. Hightower.........................................................  57
James M. Hoak...............................................................  55
R. Douglas Kahn.............................................................  46
Stephen R. Kahn.............................................................  44
Tig H. Krekel...............................................................  45
Frederick A. Landman........................................................  51
Charles H. Noski............................................................  46
Joseph R. Wright, Jr........................................................  60

  Michael T. Smith is Chairman of the Board of the Company. In addition, he is Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation (a satellite communications company and a parent corporation and affiliate of the Company ("Hughes Electronics")), which positions he has held since October 1997. Mr. Smith was Chairman of Hughes Aircraft Company ("HAC") from 1992 to October 1997. He is also a member of the board of directors of Alliant Techsystems Inc. and American Mobile Satellite Corporation. Mr.

Smith is a former Chairman of the Aerospace Industries Association (an industry trade organization) and is a trustee of the Keck Graduate Institute of Applied Life Sciences. He has been a director of PanAmSat since September 1997.

  Roxanne S. Austin is presently a director of the Company. In addition, she is Senior Vice President and Chief Financial Officer of Hughes Electronics, and a member of that company's executive committee, which positions she has held since August 1997. She was Senior Vice President, Treasurer and Controller of Hughes Electronics from December 1996 to July 1997 and was Vice President, Treasurer and Controller of Hughes Electronics from July 1996 to December 1996. Ms. Austin was Vice President and Controller of Hughes Electronics from July 1993 to July 1996 and was a partner at Deloitte & Touche prior thereto. She is a director of Galaxy Latin America, which is 70% owned by Hughes Electronics. Ms. Austin also serves on the board of directors of Volunteers of America and has served as chair of its program committee. She has been a director of the Company since May 1998.

  Patrick J. Costello is presently a director of the Company. In addition, he is the Chief Financial Officer of Northway Management Company, LLC (a private investment company), which position he has held since May 1997. Mr. Costello was the Chief Financial Officer of PanAmSat International from May 1992 to May 1997 and was elected a director of PanAmSat International in October 1996. Mr. Costello continued as a consultant to PanAmSat Corporation and assisted from May 1997 to November 1997 in the transition related to the Company's combination with the Galaxy Satellite Services division of Hughes Electronics. Mr. Costello has been a director of the Company since May 1997.

  Dennis F. Hightower is presently a director of the Company. In addition, he is a Professor of Management at the Harvard University Graduate School of Business Administration, which position he has held since July 1996. He was a senior executive with The Walt Disney Company (a diversified worldwide entertainment company) from June 1987 to June 1996. He was named President of Walt Disney Television & Telecommunications (a diversified worldwide entertainment company) in March 1995. Mr. Hightower was President of Disney Consumer Products, Europe, Middle East and Africa (a publishing, character merchandise and children's music company) from June 1987 to February 1995. He is a member of the board of directors of Northwest Airlines Corporation, Phillips-Van Heusen Corporation, The PricewaterhouseCoopers Chairman's Advisory Council, The TJX Companies, Inc. and the Howard University Board of Trustees. Mr. Hightower has been a director of PanAmSat since May 1997.

  James M. Hoak is presently a director of the Company. In addition, he is Chairman and a Principal of Hoak Capital Corporation (a private equity investment company), which position he has held since September 1991, and Chairman of HBW Holdings, Inc. (an investment bank), which position he has held since July 1996. He served as Chairman of Heritage Media Corporation (a broadcasting and marketing services firm) from its inception in August 1987 to its sale in August 1997. Mr. Hoak was Chief Executive Officer of Crown Media, Inc. (a cable television company) from February 1991 to January 1995. Mr. Hoak is a member of the board of directors of Dynamex Inc., MidAmerican Energy Company, Pier 1 Imports, Inc. and Texas Industries, Inc. He has been a director of the Company since May 1997.

  R. Douglas Kahn is presently a director of the Company. In addition, he is President and Chief Executive Officer of the Company. From November 1998 through March 1999 he was the Chief Operating Officer of the Company. He was Chairman and founder of MatchPoint Systems, Inc. (an Internet consulting and technology services company) from April 1996 to November 1998. He was President and Chief Executive Officer of Easel Corporation (a software development tools company) from September 1984 to September 1994. He is a member of the board of directors of Advanced Visual Systems, Inc., the Information Technology Association of America, Software Division, and the Massachusetts Software Council. Mr. Kahn is the brother of Stephen R. Kahn. He has been a director of PanAmSat since April 1999.

  Stephen R. Kahn is presently a director of the Company. In addition he is a Managing Director of Advent International Corporation (a global private equity firm), which position he has held since 1993. Prior to that, he was a Vice President/Director at Advent International. At Advent, Mr. Kahn is the senior partner responsible for the Corporate and Financial Services group. The group manages both dedicated and pooled venture capital funds for corporations and institutions. In addition, the group provides merger, acquisition, joint venture and other advisory services in corporate finance. Mr. Kahn is a member of the board of directors of CompuScan Marketing, Inc., Cycloid Co. and Gemini Capital Management Co., and is the brother of R. Douglas Kahn. He has been a director of PanAmSat since October 1998.

  Tig H. Krekel is a nominee for director of the Company. He is President and Chief Executive Officer of Hughes Space and Communications Company (a manufacturer of communications satellites and an affiliate of the Company), a Senior Vice President of Hughes Electronics and a member of the Hughes Electronics executive committee, which positions he has held since January 1999. Mr. Krekel was President and Chief Executive Officer of AlliedSignal Aerospace Equipment Systems (a supplier of aircraft systems and components) from October 1997 to January 1999. He held numerous senior management positions at AlliedSignal Aerospace from March 1993 to October 1997 including Vice President and General Manager of Environmental Control Systems and Vice President and General Manager of Military Customer Support.

  Frederick A. Landman is presently a director of the Company. From May 1997 through March 1999 he was President and Chief Executive Officer of PanAmSat. He was President and Chief Executive Officer of PanAmSat International from September 1995 to May 1997 and was a director of PanAmSat International from October 1994 to May 1997. Mr. Landman has been associated with the Company, PanAmSat International or its predecessors since the inception of the PanAmSat business in 1984. He has been a director of PanAmSat since May 1997.

  Charles H. Noski is presently a director of the Company. In addition, he is President and Chief Operating Officer of Hughes Electronics and a member of that company's board of directors and executive committee, which positions he has held since October 1997. Mr. Noski was Executive Vice President and Chief Financial Officer of United Technologies Corporation (a manufacturer of aircraft engines and engine parts, elevators and escalators, heating and air conditioning systems and automotive systems) from August 1997 to October 1997. He was Vice Chairman and Chief Financial Officer of Hughes Electronics from September 1996 to August 1997 and was Senior Vice President and Chief Financial Officer of Hughes Electronics from August 1992 to September 1996. Mr. Noski is a director of Galaxy Latin America, and is a member of the board of directors of the Private Sector Council and California State University, Northridge Foundation. Mr. Noski also serves as a member of the California Business Roundtable and the Financial Accounting Standards Advisory Council. He has been a director of the Company since May 1997.

  Joseph R. Wright, Jr. is presently a director of the Company. In addition, he is the Chairman and a director of GRC International, Inc. (a research and technical support provider to government and private entities), which positions he has held since 1997, Vice Chairman of The Jefferson Group, Inc. (a consulting and public relations firm), which position he has held since 1996, Chairman, Chief Executive Officer and a director of AmTec, Inc. (a U.S. company which develops and finances telecommunications projects in the People's Republic of China), which positions he has held since 1995, and Co-Chairman and a director of Baker & Taylor Holdings, Inc. (an international book and video distribution company), which positions he has held since 1995. Mr. Wright was Vice Chairman, Executive Vice President and a director of W.R. Grace & Company (a packaging and specialty chemicals company) from 1989 to 1994. He was Director of the Federal Office of Management and Budget ("OMB") during the Reagan Administration from 1988 to 1989 and Deputy Director of the OMB from 1982 to 1988.

                        FURTHER INFORMATION CONCERNING
                     THE BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors directs the management of the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and four standing committees: the Independent Directors Committee, the Audit Committee, the Compensation Committee and the Finance Committee. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. The Company has no nominating or similar committee.

Committees of the Board--Board Meetings

  The Board of Directors of the Company held seven meetings in 1998. Each director attended 80% or more of the aggregate of (a) all meetings of the Board held during the period for which he served as a director, and (b) meetings of all committees of the Board of which the director was a member, during the period for which he served during the Company's last fiscal year.

  Independent Directors Committee. The Independent Directors Committee is composed of Messrs. Costello, Hightower, Hoak, Stephen R. Kahn and Wright, none of whom is an existing or retired employee of the Company or any of its "affiliates" (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")). Its functions are to (a) review and evaluate any tender offers by Hughes Electronics or its subsidiaries to acquire in excess of 81% in the aggregate of outstanding equity interests of the Company until May 16, 2002, (b) review and make recommendations with respect to any material transaction between Hughes Electronics or its subsidiaries and the Company, and (c) review an annual report from the President of the Company that describes all transactions and agreements entered into between the Company and Hughes Electronics or its subsidiaries during the preceding year and details all other relationships between the companies, and to determine whether such arrangements were commercially reasonable. The Independent Directors Committee met three times in 1998.

  Audit Committee. The Audit Committee is composed of Mr. Hightower (Chairman), Ms. Austin and Mr. Hoak, none of whom is an officer or employee of the Company. It has the powers and responsibilities designated to it by the Board from time to time. Its functions are to (a) make recommendations annually concerning the appointment of a firm of independent accountants to audit the Company's financial statements, (b) review the arrangements for and scope of the audit by such independent accountants, and (c) consider the adequacy of the Company's internal accounting controls system and review any proposed corrective actions. The Audit Committee met three times in 1998.

  Compensation Committee. The Compensation Committee is composed of Messrs. Smith, Noski and Wright. Its functions are to (a) review, recommend and approve compensation levels, bonus amounts, stock option grants and benefit plans, (b) request and review reports from the Company's management on the scope, competence, performance and motivation of management employees, (c) develop, review, recommend and approve bonus, stock option and similar incentive plans or programs and retirement and welfare plans or programs, (d) administer and interpret bonus, stock option and similar incentive plans, and
(e) develop, review and recommend changes to major benefit programs. The Compensation Committee met five times in 1998.

  Finance Committee. The Finance Committee is composed of Messrs. Noski, Landman and Wright. Its functions are to review and act on any debt financing transactions including loans, commercial paper programs, debt offerings or other transactions involving the creation of indebtedness. The Finance Committee is also directed to advise the Board on any strategic transactions involving the Company. The Finance Committee met twice in 1998.

Director Compensation

  Until May 4, 1998, each non-employee director received an annual fee of $16,000, payable quarterly, for services as a director plus $1,500 for attendance at each meeting of the full Board and $1,000 for attendance at each meeting of a Committee of the Board. All fees payable after December 5, 1997 were paid in restricted common stock ("Restricted Stock") under the Long-Term Stock Incentive Plan, rounded-up to the next whole share.

  On July 10, 1998, the Company adopted the 1998 Director Fee Program (the "Program") which, as of the Company's 1998 annual meeting of stockholders, replaced the director compensation program approved by the Board on December 5, 1997. Pursuant to the Program, each non-employee director to the Board will, upon initial election, be granted non-qualified stock options to purchase 500 shares of Common Stock under the Long-Term Stock Incentive Plan. The stock options will vest six months from the date of grant, will be exercisable at the closing price of the Common Stock on the date of grant and may be exercised within five years of the date of grant. The Company will grant each non-employee director 400 shares of Restricted Stock in payment of their annual retainer (the "Annual Retainer"). Each of the foregoing payments are prorated based upon the portion of the year served. The Annual Retainer will vest quarterly in arrears and is further restricted from sale for three months from the date such Restricted Stock becomes vested. Pursuant to the Program, the Company also will grant each non-employee director 40 shares of Restricted Stock on the date of each full meeting of the Board and 25 shares of Restricted Stock on the date of each committee meeting. Such shares of Restricted Stock will be restricted from sale for six months from the date of grant.

  The Company reimburses the directors for travel expenses incurred in connection with their duties as directors of the Company.

                       EXECUTIVE OFFICERS OF THE COMPANY

  Set forth below is certain information concerning each of the current executive officers of the Company. Further information concerning R. Douglas Kahn is presented under the caption "Election of Directors," above.

Name                 Age                        Position
----                 ---                        --------
R. Douglas Kahn....   46 President, Chief Executive Officer and Director
Kenneth N. Heintz..   52 Executive Vice President and Chief Financial Officer
James W. Cuminale..   46 Executive Vice President, General Counsel and Secretary
Robert A.             41 Executive Vice President and Chief Technology Officer
 Bednarek..........

  R. Douglas Kahn has been the President and Chief Executive Officer of the Company since April 1999. From November 1998 through March 1999 he was Chief Operating Officer of the Company. He was Chairman and founder of MatchPoint Systems, Inc. (an Internet consulting and technology services company) from April 1996 to November 1998. He was President and Chief Executive Officer of Easel Corporation (a software development tools company) from September 1984 to September 1994. He is a member of the board of directors of Advanced Visual Systems, Inc., the Information Technology Association of America, Software Division, and the Massachusetts Software Council. Mr. Kahn is the brother of Stephen R. Kahn.

  Kenneth N. Heintz has been Executive Vice President and Chief Financial Officer of the Company since May 1997. From May 1997 until April 1998, he also retained his title as a Corporate Vice President of Hughes Electronics, which position he held since September 1994. Mr. Heintz was formerly a partner in the international accounting firm of Deloitte & Touche, where he was employed from 1967 until joining Hughes Electronics in September 1994. While at Deloitte & Touche, Mr. Heintz provided services to Hughes Electronics at various times during the period from 1974 to 1994.

  James W. Cuminale has been Executive Vice President, General Counsel and Secretary of the Company since April 1999. Prior to that he was Senior Vice President, General Counsel and Secretary of the Company since May 1997. He has been Senior Vice President and General Counsel of PanAmSat International since January 1996 and was General Counsel of PanAmSat International from March 1995 to December 1995. From 1983 to 1995, Mr. Cuminale was a partner in the law firm of Ivey, Barnum & O'Mara.

  Robert A. Bednarek has been Executive Vice President and Chief Technology Officer of the Company since April 1999. Prior to that he was Senior Vice President and Chief Technology Officer since May 1997. He was Senior Vice President, Engineering and Operations of PanAmSat International from January 1996 through May 1997. From 1990 to 1995, Mr. Bednarek was a Vice President of PanAmSat International.

  Executive officers and other officers are elected or appointed by, and serve at the pleasure of, the Board of Directors. The Company has entered into retention agreements with Messrs. Bednarek and Cuminale. See "Executive Compensation--Employment Contracts and Termination of Employment and Change-In-Control Arrangements" below.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

  The following table sets forth certain information regarding the shares of Common Stock beneficially owned as of February 16, 1999 by (i) each person who or entity that, insofar as the Company has been able to ascertain, beneficially owned as of such date more than 5% of the Company's Common Stock,
(ii) each of the directors of the Company and nominee for director, (iii) the Company's Chief Executive Officer and the five other most highly compensated executive officers of the Company for the fiscal year ended December 31, 1998 (the "Named Executive Officers") and (iv) all executive officers and directors of the Company as a group (17 persons).

                                             Amount and Nature of
                                             Beneficial Ownership
                                                      of            Percent of
        Name of Beneficial Owner(1)         Shares of Common Stock Common Stock
        ---------------------------         ---------------------- ------------
General Motors Corporation(2)..............      120,812,175           80.9%
Mary Anselmo(3)(4)(5)......................       11,418,473            7.7%
Article VII Trust Created Under the Rene
 Anselmo Revocable Trust Dated June 10,
 1994(3)(4)(5).............................       10,718,588            7.2%
Michael T. Smith(6)........................            2,875              *
Charles H. Noski(6)(7).....................            1,725              *
Frederick A. Landman(3)(4)(6)(8)(15).......        2,140,597            1.4%
Patrick J. Costello(6)(9)..................            2,426              *
Roxanne S. Austin(6)(10)...................           10,995              *
Tig H. Krekel..............................                0              *
Steven D. Dorfman(6).......................            2,960              *
Stephen R. Kahn(6).........................              493              *
R. Douglas Kahn............................                0              *
Dennis F. Hightower(6).....................            2,382              *
James M. Hoak(6)...........................            2,526              *
Joseph R. Wright, Jr.(6)...................            2,601              *
Lourdes Saralegui(3)(4)(6)(11).............          180,026              *
Carl A. Brown(6)...........................           23,899              *
Kenneth N. Heintz(6).......................           18,334              *
James W. Cuminale(6)(13)...................           17,202              *
Robert A. Bednarek(6)(14)..................           18,927              *
All executive officers and directors as a
 group (17 persons)(4).....................        2,237,515            1.5%

--------
  * Less than 1%
 (1) For purposes of this table, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the beneficial owners of shares of Common Stock listed above have sole investment and voting power with respect to such shares, subject to community property laws where applicable. In addition, for purposes of this table, a person or group is deemed to have "beneficial ownership" of any shares which such person has the right to acquire by April 19, 1999. For purposes of calculating the percentage of outstanding shares held by each person listed above, any shares which such person has the right to acquire by April 19, 1999 are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.
 (2) The address of such entity is 3044 West Grand Boulevard, Detroit, Michigan 48202-3091. All of such shares are owned of record by HCI, a wholly-owned subsidiary of Hughes Electronics, which entity is a wholly-owned subsidiary of General Motors Corporation ("GM").
 (3) The address of such entity or person is c/o PanAmSat Corporation, One Pickwick Plaza, Greenwich, Connecticut 06830.

 (4) Mary Anselmo, Reverge Anselmo, Frederick A. Landman and Lourdes Saralegui are joint trustees under the Article VII Trust, which was created by Rene Anselmo (the founder and former Chairman of the Board and Chief Executive Officer of PanAmSat International), and succeeded to all of the stock owned by Rene Anselmo on the date of his death. A majority of the joint trustees have power to vote all of the Common Stock held by the Article VII Trust and Mrs. Anselmo, as joint trustee, has the sole power to require or prohibit the sale of such shares. Each joint trustee, in his or her capacity as such, may be deemed to be the beneficial owner of all the shares of Common Stock that are held by the Article VII Trust, but each joint trustee other than Mrs. Anselmo disclaims beneficial ownership of such shares.
 (5) Includes 10,718,588 shares owned by the Article VII Trust for which Mrs. Anselmo is a joint trustee, has sole power to require or prohibit the sale of, is the principal beneficiary of and for which Mrs. Anselmo claims beneficial ownership.
 (6) The number of shares shown in the table includes the following shares that certain directors, executive officers and former executive officers of the Company may acquire by exercising options on or prior to April 19, 1999: Michael T. Smith, 500; Charles H. Noski, 500; Frederick A. Landman, 71,250; Patrick J. Costello, 500; Roxanne S. Austin, 500; Steven D. Dorfman, 500; Stephen R. Kahn, 284; Dennis F. Hightower, 500; James M. Hoak, 500; Joseph R. Wright, Jr., 500; Lourdes Saralegui, 23,751; Carl A. Brown, 23,751; Kenneth N. Heintz, 8,334; James W. Cuminale, 12,501; and Robert A. Bednarek, 12,606.
 (7) Includes 500 shares held by the Noski Family Living Trust for which Mr. Noski is a trustee.
 (8) Does not include (i) 10,718,588 shares held for the benefit of the
     Article VII Trust for which Mr. Landman is a joint trustee, (ii) 199,961 shares owned by Mr. Landman's former wife, Pier Landman, (iii) 69,988 shares owned by trusts for the benefit of Mr. Landman's children and (iv) 785,788 shares owned by the Frederick A. Landman Irrevocable Trust, with respect to all of which shares Mr. Landman disclaims beneficial ownership. Pier Landman is the principal lifetime beneficiary of the Frederick A. Landman Irrevocable Trust, and Mr. Landman's children are the remaindermen. Pier Landman is also the sole trustee of the trusts for the benefit of Mr. Landman's children.
 (9) Does not include (i) 785,788 shares held by the Frederick A. Landman Irrevocable Trust for which Mr. Costello is trustee and (ii) 279,953 shares held by the Raycee Anselmo Trust for which Mr. Costello is a joint trustee, with respect to all of which shares Mr. Costello disclaims beneficial ownership.
(10) Includes 10,000 shares owned by the Thomas W. and Roxanne S. Austin Trust, of which Ms. Austin is a trustee.
(11) Does not include 10,718,588 shares held for the benefit of the Article VII Trust for which Ms. Saralegui is a joint trustee, and with respect to which Ms. Saralegui disclaims beneficial ownership.
(12) Includes 148 shares credited to Mr. Brown's accounts under the PanAmSat Corporation Retirement Savings Plan (the "401(k) Plan").
(13) Includes 276 shares credited to Mr. Cuminale's accounts under the 401(k) Plan.
(14) Includes 146 shares credited to Mr. Bednarek's accounts under the 401(k) Plan.
(15) Includes 262 shares credited to Mr. Landman's accounts under the 401(k)
     Plan.

  The following table sets forth certain information regarding the equity securities of GM beneficially owned as of February 16, 1999 by (i) each of the directors of the Company and nominees for director, (ii) the Company's Chief Executive Officer and the Named Executive Officers, and (iii) all executive officers and directors of the Company as a group (17 persons).

                                                           Amount and Nature of
                                      Amount and Nature of Beneficial Ownership
                                      Beneficial Ownership   of shares of GM
                                        of shares of GM       Class H Common
Name of Beneficial Owner(1)             Common Stock(2)          Stock(2)
---------------------------           -------------------- --------------------
Michael T. Smith(3).................          7,901               429,019
Charles H. Noski(4).................          3,694               210,872
Frederick A. Landman................             --                    --
Patrick J. Costello.................             --                    --
Roxanne S. Austin(5)................          1,377               102,157
Tig H. Krekel.......................             --                    --
Steven D. Dorfman(6)................          4,419               226,667
Stephen R. Kahn.....................             --                    --
R. Douglas Kahn.....................             --                    --
Dennis F. Hightower.................             --                    --
James M. Hoak.......................             --                    --
Joseph R. Wright, Jr................             --                    --
Lourdes Saralegui...................             --                   500
Carl A. Brown.......................             --                 1,894
Kenneth N. Heintz(7)................            460                47,605
James W. Cuminale...................             --                    --
Robert A. Bednarek..................             --                    --
All executive officers and directors
 as a group (17 persons)............         17,851             1,018,714

--------
(1) For purposes of this table, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the beneficial owners of shares of GM Common Stock or GM Class H Common Stock ("GMH" or "GMH Common Stock") listed above have sole investment and voting power with respect to such shares, subject to community property laws where applicable. In addition, for purposes of this table, a person or group is deemed to have "beneficial ownership" of any shares which such person has the right to acquire by April 19, 1999. For purposes of calculating the percentage of outstanding shares held by each person listed above, any shares which such person has the right to acquire on or before April 19, 1999 are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.
(2) No individual director or nominee for director or executive officer beneficially owns one percent or more of any class of outstanding equity securities of GM, nor do the directors, nominees and executive officers as a group beneficially own one percent or more of any class of outstanding equity securities of GM.
(3) The shares of GMH Common Stock shown as owned by Mr. Smith include (i) 2,741 shares that are held in trust pursuant to the Hughes Salaried Employees Thrift and Savings Plan, (ii) 12 shares that are held in trust under the GM Stock Purchase Program, and (iii) 378,801 shares that are comprised of options exercisable on or before April 19, 1999 to purchase GMH Common Stock granted pursuant to the Hughes Electronics Corporation Incentive Compensation Plan and the GM Stock Incentive Plan.
(4) The shares of GM Common Stock shown as owned by Mr. Noski include 3,694 shares that are held by the Noski Family Living Trust for which Mr. Noski is a trustee. The shares of GMH Common Stock shown as owned by Mr. Noski include (i) 1,383 shares that are held in trust pursuant to the Hughes Salaried Employees Thrift and Savings Plan, (ii) 23,110 shares that are held by the Noski Family Living Trust for which Mr. Noski is a trustee,
    (iii) 182,871 shares that are comprised of options exercisable on or before April 19, 1999 (iv), 1,655 shares held by the Irrevocable Trust for the Benefit of Jennifer P. Noski, and with respect to which shares Mr. Noski disclaims beneficial ownership, and (v) 1,853 shares held by the Irrevocable Trust for the Benefit of Michelle A. Noski, and with respect to which shares Mr. Noski disclaims beneficial ownership.

(5) The shares of GM Common Stock shown as owned by Ms. Austin are held in trust by the Thomas W. and Roxanne S. Austin Trust, of which Ms. Austin is a trustee. The shares of GMH Common Stock shown as owned by Ms. Austin include (i) 6,499 shares that are held in trust pursuant to the Hughes Salaried Employees Thrift and Saving Plan, (ii) 9,954 shares that are held in trust by the Thomas W. and Roxanne S. Austin Trust and (iii) 85,704 shares comprised of options exercisable on or before April 19, 1999 to purchase GMH Common Stock granted pursuant to the Hughes Electronics Corporation Incentive Compensation Plan.
(6) The shares of GMH Common Stock shown as owned by Mr. Dorfman include (i) 1,371 shares that are held in trust pursuant to the Hughes Salaried Employees Thrift and Savings Plan and (ii) 201,350 shares comprised of options exercisable on or before April 19, 1999 to purchase GMH Common Stock granted pursuant to the Hughes Electronics Corporation Incentive Compensation Plan and the GM Stock Incentive Plan.
(7) The shares of GMH Common Stock shown as owned by Mr. Heintz include (i) 975 shares that are held in trust pursuant to the Hughes Salaried Employees Thrift and Savings Plan, (ii) 44,583 shares comprised of options exercisable on or before April 19, 1999 to purchase GMH Common Stock granted pursuant to the Hughes Electronics Corporation Incentive Compensation Plan and (iii) 2,047 shares distributed pursuant to the Hughes Electronics Long-Term Achievement Plan.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and holders of more than 10% of any class of the Company's equity securities registered under the Exchange Act ("10% Holders"), to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of such reports. Based on the Company's review of such reports received by it, the Company believes that during the year ended December 31, 1998, its officers and directors and 10% Holders complied with all applicable Section 16(a) filing requirements on a timely basis, except for Mr. Smith who filed a Form 4 approximately eight weeks late.

                            EXECUTIVE COMPENSATION

  The following table provides certain summary information concerning compensation earned by the Company's Chief Executive Officer and the "Named Executive Officers" for services rendered in all capacities to the Company during each of the last two fiscal years:

                          Summary Compensation Table

                                    Annual Compensation           Long-Term Compensation
                                ----------------------------   --------------------------------
                                                                      Awards            Payouts
                                                               ---------------------    -------
                                                               Securities
                                                Other Annual   Underlying Restricted     LTIP        All Other
        Name and         Fiscal Salary   Bonus  Compensation    Options     Stock       Payout      Compensation
   Principal Position     Year    ($)   ($)(1)      ($)           (#)     Awards ($)      ($)           ($)
   ------------------    ------ ------- ------- ------------   ---------- ----------    -------     ------------    ---
Frederick A.              1998  650,000 446,500        --       120,000         --           --         45,400(3)
 Landman(2).............
 Former President and     1997  600,000 464,000        --        93,750         --           --          8,589
 Chief Executive Officer

Lourdes Saralegui(4)....  1998  400,000 329,000        --        40,000         --           --      2,280,400(5)
 Former Executive Vice    1997  375,000 350,000        --        31,250         --           --          2,417
 President

Carl A. Brown(6)........  1998  250,000 210,000        --        40,000         --      136,988         16,400(7)
 Former Executive Vice    1997  250,000 290,000        --        31,250         --           --        135,938
 President

Kenneth N. Heintz(8)....  1998  292,000 169,200    10,000(9)     30,000         --      116,863(10)     27,458(11)
 Executive Vice           1997  280,000 186,000        --        25,000         --       36,121      1,010,625
 President and Chief
 Financial Officer

James W. Cuminale.......  1998  250,000  94,000   225,000(12)    25,000    527,438(13)       --         13,900(14)
 Executive Vice           1997  225,000 115,000        --        12,500         --           --          5,148
 President, General
 Counsel and Secretary

Robert A. Bednarek......  1998  250,000  94,000   225,000(12)    25,000    527,438(13)       --         13,900(14)
 Executive Vice           1997  220,000 115,000        --        12,815         --           --            362
 President and Chief
 Technology Officer

-------
 (1) Bonuses for 1997 were paid in February 1998. Bonuses for 1998 were paid in February 1999.
 (2) Mr. Landman resigned as the Company's President and Chief Executive Officer effective March 31, 1999 and R. Douglas Kahn was appointed President and Chief Executive Officer. See "Employment Agreement with Frederick A. Landman" on page 15.
 (3) This amount represents contributions by the Company to the 401(k) Plan of $6,400 and contributions to the Restoration and Deferred Compensation Plan of $39,000.
 (4) Ms. Saralegui resigned as an Executive Vice President of the Company effective December 30, 1998. See "Severance Agreement with Lourdes Saralegui" on page 16.
 (5) This amount represents a $2,250,000 severance payment paid to Ms. Saralegui upon her termination of employment, $6,400 contributed by the Company to the 401(k) Plan and $24,000 contributed by the Company to the Restoration and Deferred Compensation Plan.
 (6) Mr. Brown resigned as an Executive Vice President of the Company in April 1999.
 (7) This amount represents contributions by the Company to the 401(k) Plan of $6,400 and contributions to the Restoration and Deferred Compensation Plan of $10,000.
 (8) Pursuant to an agreement between the Company and Hughes Electronics, Mr. Heintz was employed by Hughes Electronics and from May 16, 1997 through April 30, 1998, when he was assigned on a full-time basis to the Company to serve as its Executive Vice President and Chief Financial Officer. Mr. Heintz participated in the benefits programs of Hughes Electronics. The Company reimbursed Hughes Electronics for the cost of Mr. Heintz's salary, bonus and benefits, including the amount contributed by Hughes Electronics into any retirement savings plan for Mr. Heintz's benefit as a match against his contributions to such plan.
 (9) This amount represents $10,000 paid to Mr. Heintz by Hughes Electronics as the recipient of that company's Chairman's Honors Award.
(10) This amount represents a pro-rated portion of a payout under the Hughes Electronics Corporation Long-Term Achievement Plan for the performance period January 1, 1995 through December 31, 1998.
(11) This amount represents (i) $15,499 contributed by the Company to the Restoration and Deferred Compensation Plan; (ii) $5,558 contributed by Hughes Electronics to the Hughes Non-Bargaining Employees Thrift and Savings Plan; (iii) $6,191 contributed by Hughes Electronics to the Hughes Electronics Corporation Salaried Employees Excess Benefit Plan; and (iv) $210 paid by Hughes Electronics as a life insurance premium.
(12) In connection with the retention agreements with Messrs. Cuminale and Bednarek, cash payments of $225,000 were paid in 1998. See "Retention Agreements with James. W. Cuminale and Robert A. Bednarek" on page 16.
(13) In connection with retention agreements with Messrs. Cuminale and Bednarek, 9,700 restricted stock units were granted to Messrs. Cuminale and Bednarek on July 10, 1998 under the Company's 1997 Long-Term Stock Incentive Plan. The restricted stock units were valued at $527,438 as of July 10, 1998 and approximately $377,699 for each of Messrs. Cuminale and Bednarek as of December 31, 1998. The restricted stock units vest in four equal installments commencing July 10, 1998 and each anniversary thereafter. See "Retention Agreements with James W. Cuminale and Robert
     A. Bednarek" on page 16.
(14) This amount represents contributions by the Company to the 401(k) Plan of $6,400 and contributions to the Restoration and Deferred Compensation Plan of $7,500.

  The following table sets forth additional information concerning the grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 1998. All stock options indicated on the table below were granted pursuant to the Long-Term Stock Incentive Plan.

             Option Grants in Fiscal Year Ended December 31, 1998

                                           Individual Grants
                        --------------------------------------------------------
                        Number of   % of Total
                        Securities   Options    Exercise
                        Underlying  Granted to   or Base             Grant Date
                         Options   Employees in   Price   Expiration   Present
Name                    Granted(1) Fiscal Year  ($/Sh)(2)    Date    Value($)(3)
----                    ---------- ------------ --------- ---------- -----------
Frederick A. Landman..   120,000      11.61       39.00    1/21/08    2,522,400
Lourdes Saralegui.....    40,000       3.87       39.00    1/21/08      840,800
Carl A. Brown.........    40,000       3.87       39.00    1/21/08      840,800
Kenneth N. Heintz.....    30,000       2.90       39.00    1/21/08      630,600
James W. Cuminale.....    25,000       2.42       39.00    1/21/08      525,500
Robert A. Bednarek....    25,000       2.42       39.00    1/21/08      525,500

--------
(1) The options will become exercisable in equal annual installments over a three-year period which commenced on January 21, 1999.
(2) The exercise price per share of each option was equal to the fair market value of the stock on the date of grant.
(3) Grant Date Present Value for PanAmSat options is determined using the Black-Scholes option pricing model based on the following assumptions: (a) an expected option term of ten years; (b) a risk-free rate of return of 5.75%; (c) stock price volatility of 29.2%; and (d) a dividend yield of 0%. The Grant Date Present Values set forth in the table are only theoretical values and may not accurately determine present value. The actual value, if any, to be realized by an optionee will depend on the excess of the market value of the PanAmSat Common Stock over the exercise price on the date the option is exercised.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                    Values

                                                    Number of
                                                    Securities      Value of
                                                    Underlying     Unexercised
                                                   Unexercised    In-The-Money
                           Shares                 Options at FY- Options at FY-
                         Acquired on                 End (#)         End ($)
                          Exercise      Value      Exercisable/   Exercisable/
Name                         (#)     Realized ($) Unexercisable   Unexercisable
----                     ----------- ------------ -------------- ---------------
Frederick A. Landman....          0          0    31,250/182,500 310,546/621,093
Lourdes Saralegui.......          0          0               0/0             0/0
Carl A. Brown...........     10,416    249,984          0/60,834       0/207,037
                          3,290 GMH     65,070               0/0             0/0
Kenneth N. Heintz.......          0          0      8,334/36,666  82,819/165,625
                              0 GMH          0     32,680/44,367 434,294/659,966
James W. Cuminale.......          0          0      4,167/33,333   41,409/82,809
Robert A. Bednarek......          0          0      4,272/33,543   42,453/84,896

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

 PanAmSat Corporation's Severance Pay Plan

  The Company's Severance Pay Plan (the "Plan") provides severance pay to eligible employees upon separation of employment. Each regular full-time employee of the Company is a participant in the Plan. An employee terminated for any reason other than for cause (as defined in the Plan) who signs and delivers to the Company a release of all claims which the employee may have by reason of employment with the Company or the termination thereof shall be eligible to receive severance benefits pursuant to the Plan. Severance benefits are calculated as follows: (i) one week of salary for every year of service up to five years, (ii) two weeks salary for every year of service over five years and (iii) a minimum of four weeks salary and a maximum of 52 weeks salary for executive employees, a minimum of three weeks salary and a maximum of 29 weeks salary for exempt employees, and a minimum of two weeks salary and a maximum of 29 weeks salary for non-exempt employees. The severance benefit is paid in a lump sum, as soon as practicable after termination, less applicable deductions and withholdings.

  Under the terms of the Plan, the Chief Executive Officer or his designee has the power to determine all questions arising under the Plan, and any decision regarding any matter within the discretion of the Chief Executive Officer and made by him in good faith is binding on all persons. The Company has reserved the right through its Board of Directors to amend the Plan and to terminate the Plan at any time without prior notice, provided that the Plan shall not be terminated with respect to any Terminated Employee (as defined in the Plan) or amended in a way that is adverse to the interests of any Terminated Employee.

  Under the Plan, the Named Executive Officers would receive a minimum of four weeks salary and a maximum of 52 weeks salary as severance, depending upon years of service.

 Change of Control Involuntary Separation Pay Plan

  The Company's Change of Control Involuntary Separation Pay Plan (the "Change of Control Plan") provides that any person who was a full-time employee of PanAmSat International (then operating under its previous name, PanAmSat Corporation) prior to the combination with the Company (the "Merger") who is terminated by the Company for any reason other than for cause (as defined in the Change of Control Plan), or any such employee who resigns rather than accept continued employment that is not Comparable Employment after a Material Change (as such terms are defined in the Change of Control Plan) is entitled to benefits in addition to those benefits provided under the Company's general Severance Pay Plan described above. Under the Change of Control Plan, any such employee who is terminated without cause by the Company or resigns rather than accept continued employment after the Merger that is not Comparable Employment is entitled to receive, in addition to the benefits covered by the Company's general Severance Pay Plan, six months continuation of such employee's: (i) base salary and annual cash bonus (which would be prorated for such period),
(ii) medical and dental insurance benefits, (iii) long-term disability insurance benefits and (iv) life and accidental death and dismemberment insurance benefits. The Change of Control Plan does not apply to any employee who is otherwise covered by a Severance Agreement (as described below). The Change of Control Plan was in effect until April 30, 1998 and has not been extended.

 Severance Pay Program

  The Company has an executive severance pay program which covers approximately 37 senior officers and key employees ("Covered Executives"), including certain of the Named Executive Officers (whose agreements are described separately below). The program consists of individual severance agreements (the "Severance Agreements") for the Covered Executives. The Severance Agreements, which were entered into by PanAmSat International and the individual employees in May 1996, became binding upon and enforceable against the Company pursuant to the Merger.

  Termination payments to the Covered Executives under the Severance Agreements would be triggered if, within two years following a Material Change (as defined in the Severance Agreements), (i) such person's employment is terminated without cause, (ii) such person's responsibilities are materially reduced, (iii) such person's responsibilities are changed such that they are inconsistent with such person's former responsibilities, (iv) such person's employment location is moved more than 35 miles from such person's current employment location, unless such person is moved to New York City from the Company's Greenwich, Connecticut offices, or (v) the Company reduces or fails to pay such person any base salary, bonus or other amount payable when due. The Merger constituted a Material Change under the terms of the Severance Agreements.

  The Severance Agreements provide that termination payments would be triggered if the Covered Executive does not receive an annual base salary, paid at a monthly rate at least equal to twelve times the highest monthly base salary paid during the period between the initial public disclosure of the Material Change and the month in which the Material Change occurred. Thereafter, base salaries are required to be reviewed at intervals no less frequent than customary for such Covered Executive prior to the Material Change. Once a Material Change occurs, base salaries may not be reduced after any increase during the term of the Severance Agreements. Termination payments would also be due in the event the Covered Executive did not receive an unconditional bonus for each year employed with the Company in an amount not less than the higher of the annual bonus awarded for the fiscal year preceding the fiscal year of the Material Change and the annual bonus awarded for the fiscal year in which the Material Change occurred.

  The termination payments payable to a Covered Executive under the terms of the Severance Agreement are determined by multiplying the Covered Executive's base salary and any applicable bonus by 1.5. Covered Executives would also be entitled to continuation of certain employee welfare benefits until the earlier of 18 months after termination or the obtaining of similar benefits from a subsequent employer.

  Each of the Severance Agreements is for a period of three years and will terminate on May 1, 1999, provided that obligations and benefits arising prior to such termination shall continue until fully satisfied.

  The Severance Agreements restrict the ability of the Covered Executives to compete with the Company for twelve months following termination of employment with the Company.

 Employment Agreement with Frederick A. Landman

  Frederick A. Landman resigned as President and Chief Executive Officer of the Company effective as of April 1, 1999. Mr. Landman will continue to serve as a director of the Company.

  The Company formerly maintained an employment agreement with Mr. Landman (the "Landman Employment Agreement") pursuant to which Mr. Landman received a base salary of $650,000 for 1998. Mr. Landman also received an annual incentive bonus under the PanAmSat Corporation Annual Incentive Plan (the "AIP") of $446,500 for 1998. Pursuant to the Landman Employment Agreement, Mr. Landman was also granted an option to purchase 93,750 shares of PanAmSat Common Stock with one-third of this option vesting on May 16, 1998; one-third vesting on May 16, 1999; and one-third vesting on May 16, 2000, if Mr. Landman was still employed with the Company on each of such dates. As a result of his resignation, only one-third of this grant vested and the remainder of these options was forfeited.

  Pursuant to the Landman Employment Agreement, as amended, Mr. Landman is entitled to a termination payment amounting to three times his annual rate of base salary at the date of his termination of employment and his bonus for the year preceding his termination of employment. On March 18, 1999, the Company made a severance payment to Mr. Landman of $3,342,000 pursuant to the Landman Employment Agreement.Mr. Landman and his dependents are also entitled to participate, until the earlier of three years after termination or his obtaining similar benefits from a subsequent employer, in all employee welfare benefit plans and to receive or participate in all other benefit arrangements, policies or practices of the Company to which and in which active executive employees are or shall be entitled to receive or participate in other than qualified pension or profit sharing plans in which he would not legally be entitled to participate.

  In the event that the termination payment or any other amount payable to Mr. Landman under the Landman Employment Agreement should become subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any other similar tax or assessment, the Company will pay Mr. Landman the amount necessary to fully reimburse him for such taxes. Additionally, Mr. Landman is entitled to reimbursement by the Company for attorneys' fees or any other costs necessary to enforce or defend his rights under the Landman Employment Agreement.

  The Landman Employment Agreement contains a covenant not to compete with the Company for a period of three years after the termination of Mr. Landman's employment. Mr. Landman also agreed, pursuant to the Landman Employment Agreement, not to disclose at any time any confidential information obtained by him while employed with the Company.

 Severance Agreement with Lourdes Saralegui

  Lourdes Saralegui resigned as an Executive Vice President of the Company as of December 30, 1998. Pursuant to a severance agreement with the Company (the "Sarlegui Severance Agreement"), Ms. Saralegui received a lump sum payment in the amount of $2,250,000, representing three times her annual rate of base salary at the date of her termination of employment and her bonus for the year preceding her termination of employment. In addition, Ms. Saralegui and her dependents are entitled to participate, until the earlier of December 30, 2001 or her obtaining similar benefits from a subsequent employer, in all employee welfare benefit plans and to receive or participate in all other benefit arrangements, policies or practices to which and in which active executive employees of the Company are or shall be entitled to participate in other than qualified pension or profit sharing plans in which she would not legally be entitled to participate in.

  In the event that the termination payment or any other amount payable to Ms. Saralegui under the Saralegui Severance Agreement should become subject to the excise tax imposed under Section 4999 of the Code or any other similar tax or assessment, the Company will pay Ms. Saralegui the amount necessary to fully reimburse her for such taxes. Additionally, Ms. Saralegui is entitled to reimbursement from the Company for attorneys' fees or any other costs necessary to enforce or defend her rights under the Saralegui Severance Agreement.

  The Saralegui Severance Agreement contains a covenant not to compete with the Company for a period of 18 months after the termination of Ms. Saralegui's employment, which restricts her from becoming employed by or rendering personal services to any corporation, firm, or other entity which directly competes with the Company. In connection with Ms. Saralegui's resignation, the Company entered into a consulting agreement with her effective January 4, 1999 until June 30, 1999 (the "Consulting Agreement"). Pursuant to the Consulting Agreement, Ms. Saralegui will receive a monthly consulting fee of $33,333 and reimbursement of reasonable expenses incurred in the performance of her services. In addition, on April 9, 1999 (the "Grant Date"), Ms. Saralegui was granted options to purchase 71,250 shares of PanAmSat Common Stock, with 31,250 of the options having an exercise price of $29.00 per share and 40,000 of the options having an exercise price of $39.00 per share. The options vest in equal installments on the Grant Date, May 16, 1999 and June 30, 1999, provided Ms. Saralegui is still providing consulting services to the Company as of each such date. The options have a five-year term in which Ms. Saralegui may exercise any vested option. In the event Ms. Saralegui exercises an option prior to December 31, 2000, and within one year of such exercise(s), without the prior written consent of the Company, competes with the Company, then Ms. Sarlegui will forfeit (i) all shares of PanAmSat Common Stock held by her which were acquired upon the exercise of such options and (ii) any proceeds received in connection with the sale of any shares of Common Stock acquired by her upon the exercise of such options.

 Retention Arrangements with James W. Cuminale and Robert A. Bednarek

  Effective July 10, 1998 (the "Effective Date"), the Company entered into retention agreements (the "Retention Agreements") with Robert A. Bednarek, Executive Vice President and Chief Technology Officer of the Company, and James W. Cuminale, Executive Vice President, General Counsel and Secretary of the Company (each a "covered officer") providing for cash payments and an award of restricted stock units

("RSUs") under the Company's Long-Term Stock Incentive Plan. In consideration for entering into the Retention Agreements, each covered officer forfeited all of his rights and interests in the severance agreements that were previously entered into with PanAmSat International that entitled the covered officer to receive payments approximating three years of base salary plus bonuses if his employment with the Company terminated under certain defined circumstances. The Retention Agreements are effective for a period of three years and will terminate on July 10, 2001 (the "Term"); provided, however, that obligations and benefits arising prior to such termination will continue until fully satisfied.

  Under the Retention Agreements, each covered officer will receive a cash payment of $900,000 (the "Cash Payment") and a grant of 9,700 RSUs. The Cash Payment and the RSUs will vest ratably 25% on the Effective Date and 25% on each of the next three anniversaries following the Effective Date. The Cash Payment is paid as each installment vests and the RSUs will be settled in common stock as soon as administratively practicable after they become vested; provided, however, that (i) RSUs which vest on the Effective Date will not be settled until July 10, 1999 and (ii) a covered officer may defer the settlement of his RSUs until a later date.

  Pursuant to the Retention Agreements, in the event of an Involuntary Termination (as defined in the Retention Agreements) of a covered officer, the Company will make a lump sum payment to such covered officer in an amount equal to the sum of: (i) the annual base salary that he would have earned during the remainder of the Term, (ii) the annual target bonus that he would have earned during the remainder of the Term, plus (iii) the value of his accrued but unused vacation days. In addition, the remainder of the Cash Payment will immediately vest and be paid as a lump sum, and all restrictions relating to the RSUs will immediately lapse and the RSUs will be settled in Common Stock. Moreover, the Company will continue to provide a covered officer and his dependents with health and accident, life insurance and medical benefits applicable to him until the sooner of the expiration of the Term or the date which the covered officer obtains other employment.

  The Retention Agreement further provides that in the event of a covered officer's death or disability, the Company will make a lump sum payment to such covered officer or his beneficiary in an amount equal to the sum of: (i) his accrued but unpaid base salary, (ii) a pro rata amount of his target bonus for the year in which his employment terminates, and (iii) the value of his accrued but unused vacation days. In addition, the remainder of the Cash Payment will immediately vest and be paid as a lump sum and all restrictions relating to the RSUs will immediately lapse and the RSUs will be settled in Common Stock.

  In the event that any amounts payable to a covered officer under the Retention Agreements should become subject to an excise tax imposed under
Section 4999 of the Code or any other similar tax or assessment, the Company will pay the covered officer the amount necessary to fully reimburse him for such taxes. Additionally, the Retention Agreements provide that the Company will reimburse a covered officer for attorneys' fees and other costs necessary to enforce or defend his rights under the Retention Agreements.

  The Retention Agreements contain a covenant not to compete with the Company for the remainder of the Term (the "Restricted Period") in the event the covered officer's employment with the Company is subject to an Involuntary Termination or the covered officer terminates his employment as a result of disability. The covered officer is restricted from owning, being employed by or rendering financial or other assistance to an entity that competes with the Company. In addition, a covered officer agrees not to solicit any employees or customers of the Company during the Restricted Period or to disclose at any time any confidential information obtained during his employment with the Company.

Report of the Compensation Committee

  The compensation of senior executives at the Company is determined by the Compensation Committee (the "Committee") of the PanAmSat Corporation Board of Directors. The Compensation Committee is a standing committee of the Board of Directors that was formed in connection with the Merger of the Company with PanAmSat International. The Compensation Committee is comprised entirely of non-employee Directors and met five times in 1998. No member of the Compensation Committee is eligible to participate in any of the compensation plans or programs it administers, except that directors may participate in the Company's 1997 Long-Term Stock Incentive Plan.

  During 1998 the Company's executive officers were: Frederick A. Landman-- Chief Executive Officer ("CEO") and President; R. Douglas Kahn--Chief Operating Officer; Lourdes Saralegui--Executive Vice President; Carl A. Brown--Executive Vice President; Kenneth N. Heintz--Executive Vice President and Chief Financial Officer; Robert A. Bednarek--Senior Vice President and Chief Technology Officer; and James W. Cuminale--Senior Vice President, General Counsel and Secretary. Mr. Landman, Ms. Saralegui and Mr. Brown resigned their positions with the Company in March 1999, December 1998, and April 1999 respectively. Mr. Kahn joined the Company in November 1998 and was appointed President and Chief Executive Officer of the Company effective April 1, 1999. Except for Mr. Kahn, who joined the Company in November 1998, the above named individuals were the Company's Named Executive Officers for 1998. Mr. Cuminale was appointed Executive Vice President, General Counsel and Secretary effective April 1, 1999. Mr. Bednarek was appointed Executive Vice President and Chief Technology Officer effective April 1, 1999.

 Compensation Philosophy

  The Committee believes that if the Company is to be successful, its compensation programs must be designed to attract and retain the highest quality employees available. The Company's executive compensation program is premised on the belief that the interests of executives should be closely aligned with those of the Company's stockholders. Based on this philosophy, a significant portion of each executive's total compensation is placed at-risk and linked to the accomplishment of specific results which will lead to the creation of value for the Company's stockholders in both the short-and long-term. Under this pay-for-performance orientation: (a) executives are motivated to improve the overall performance, growth and profitability of the Company, as well as the business sector to which each is assigned, and rewarded only when specific, measurable results have been achieved; (b) accountability is further encouraged through the adjustment of salaries and incentive awards on the basis of each executive's individual performance and contribution; (c) long-term incentive awards are paid in the form of options to acquire Common Stock of the Company to further reinforce the strong linkage of executives' interests with those of stockholders; and (d) a highly competitive level of compensation can be earned in years of strong performance to ensure the Company attracts and retains the leadership talent needed to successfully maintain and grow its business; conversely, in years of below average performance, an executive will receive a reduced level of compensation in accordance with performance criteria set by the Committee.

  Compensation Deductibility Policy--To the extent that it is practicable and consistent with the Company's executive compensation philosophy, the Compensation Committee intends to comply with Section 162(m) of the Code (and any regulations promulgated thereunder) to preserve the deductibility of performance-based compensation in excess of $1 million per taxable year to any of the Named Executive Officers. If compliance with the Section 162(m) rules conflicts with the compensation philosophy or is determined not to be in the best interests of stockholders, the Compensation Committee will abide by the compensation philosophy, regardless of the tax impact of such actions.

 Compensation Plans

  The Company's current incentive plans were adopted by the Board of Directors in May 1997 and the formal incentive plans were approved by the Company's stockholders in May 1998.

  In January 1998, the Board of Directors met in executive session to review the Company's performance and the performance of the CEO and the Named Executive Officers. The Compensation Committee advised the Board with respect to all compensation determinations for these executives.

  As discussed below, aside from benefits which are available to employees generally, an executive's total compensation package is comprised of three components, each of which plays an integral role in formulating the total compensation package: (a) base salary; (b) annual incentives; and (c) stock options.

  Base Salary--In connection with the incentive program review, base salaries for the Company's executives are targeted to be at the median of the salaries paid to comparable positions at similar companies. The base salaries of individual executives can and do vary from this salary benchmark. Following a detailed review of the scope of each executive's responsibilities relative to comparable positions at survey group companies and a review of each executive's individual performance, the Compensation Committee approved the 1998 salaries for the Named Executive Officers. The 1998 salaries are set forth in the Summary Compensation table on page 12. The Compensation Committee approved salary adjustments for the senior executives (other than Mr. Landman) averaging 7.1% on an annualized basis.

  The Compensation Committee believes that it is in the Company's stockholders' best interests to ensure continuity in the Company's senior executives. On May 15, 1997, the Company entered into an agreement with Mr. Landman related to his employment as well as his retirement and severance benefits. This agreement is more fully discussed commencing on page 15. Also in connection with the Merger, the Company assumed PanAmSat International's obligations under employee separation agreements and executive severance pay plans with Ms. Saralegui and Messrs. Bednarek and Cuminale. Effective December 30, 1998, Ms. Saralegui terminated her employment with the Company. Effective March 31, 1999, Mr. Landman terminated his employment with the Company. These agreements, including the Company's payments related to Mr. Landman and Ms. Saralegui's resignations, are more fully discussed commencing on page 15. Effective July 10, 1998, the Company's employee separation agreements with Messrs. Bednarek and Cuminale were terminated and the Company entered into retention agreements with these executives. These agreements are more fully discussed commencing on page 16. Aside from these agreements, the Company has no material contractual or other arrangements with the Named Executive Officers.

  Annual Incentives and Total Cash Compensation--Annual incentives for all Named Executive Officers, as well as all other employees were granted under the PanAmSat Corporation AIP, which was approved by the Company's stockholders in May 1998. In view of their corporate-wide responsibility, the annual incentive award opportunity for the Named Executive Officers is based exclusively on the Company's overall performance. In addition, the annual incentive award opportunity for the large majority of the Company's other employees is based exclusively on the Company's overall performance. In connection with the incentive review program, the Compensation Committee targeted total cash compensation (base salary plus annual bonus) for Named Executive Officers at between the 50th and 75th percentile of the survey group.

  In addition to establishing an annual targeted performance level under the AIP, the Compensation Committee also identifies threshold or minimum performance targets which must be achieved before awards are granted and a maximum beyond which no additional amounts will be paid. The size of final awards granted is scaled to the level of performance achieved. In establishing this payout range, the Compensation Committee assesses the relative degree of performance necessary to achieve the target objective and reviews past and projected budgeted performance targets and external marketplace conditions. For 1998, the Compensation Committee assigned weights to the following factors: gross sales; earnings before interest, taxes, depreciation and amortization ("EBITDA"); backlog of new contracts (net of lost business); and non-financial goals in the areas of workforce diversity, customer satisfaction and expense management, which if not met could reduce incentive awards by 10%.

  The payment of an award under the AIP in 1998 was based on the achievement of predetermined levels of gross sales, EBITDA and backlog derived from the Company's budget and business plan for the year. The Compensation Committee used its discretion in setting the specific financial targets. The Compensation Committee established individual award targets for each Named Executive Officer and all other employees in line with the Company's compensation philosophy. If the maximum performance targets were satisfied, individual awards for the Named Executive Officers would be 150% of their respective target. Performance falling within the ranges for minimum, target, and maximum individual awards were prorated accordingly.

  Commencing in October 1998, the Compensation Committee held meetings to discuss the effect on the Company's ability to meet the AIP performance targets as a result of two unanticipated, extraordinary events that had occurred during the year, namely, the in-orbit failure of the Company's Galaxy IV satellite and the launch failure of the Company's Galaxy X satellite. The Compensation Committee learned that these two events would have adverse consequences for the Company's attainment of the performance targets set by the Compensation Committee at the beginning of the year, and accordingly would substantially affect the awards payable under the AIP to almost all of the Company's employees. A significant portion of annual compensation for all employees includes payments under the AIP.

  The Compensation Committee requested that management retain an outside consultant to review the AIP and its application in light of the two events. Management retained Compensation Resource Group, Inc. ("CRG"), an independent consulting firm, to prepare a report that would evaluate the Company's AIP and review the performance targets in light of the two events. The Compensation Committee reviewed the CRG report and determined that the Company's overall operating performance was not adequately reflected in the financial results. The Committee concluded that it would modify the performance targets to provide for a one-time exception for the two catastrophic events that had occurred during 1998 that could not have been reasonably avoided or impacted by management. Based on the report of CRG, the recommendations of management (with respect to the effect on the non-management employees), and for the reasons set forth above, the Compensation Committee determined that it would be in the best interests of stockholders to take the unusual step to modify the AIP targets to provide for a one-time exception for the two satellite failures.

  In undertaking to modify the targets, the Compensation Committee concluded that because there was an adverse impact to the business that affected stockholders, the total payout to any executive or employee should be less than 100% of the applicable target award. Notwithstanding this modification, the Compensation Committee continues to endorse using the attainment of objective performance criteria within the control of the Named Executive Officers as a method of providing a direct link between a meaningful portion of an executive's compensation and Company performance.

  After reviewing the Company's overall operating performance, the Compensation Committee determined 1998 AIP awards on a basis reflective of overall operating performance, as well as the specific performance measures previously established by the Compensation Committee with the modifications described above. As a result, annual incentive payouts to the Named Executive Officers, including the CEO, were approved on a basis that was below target payout levels and below 1997 bonus levels.

  As a result of this modification, the Company may be precluded from deducting compensation in excess of $1 million paid during 1998 to Mr. Landman.

  In January 1999, the Compensation Committee reviewed the total compensation paid by the Company to senior executives during 1998 and determined that such compensation was appropriate.

  Awards for the Named Executive Officers were paid in cash in February 1999.

  Stock Options--Stock options are granted under the provisions of the Long-Term Stock Incentive Plan which was approved by the Company's stockholders in May 1998. Stock options are an important part of the Company's long term incentive strategy and are granted to reinforce the importance of improving stockholder value over the long-term by directly linking executive compensation to Company performance and to encourage and facilitate executive stock ownership. Stock options are granted at 100% of the fair market value of the stock on the date of grant to ensure the executives can only be rewarded for appreciation in the price of Common Stock of the Company when the Company's stockholders are similarly benefited.

  Option grant levels have been patterned after industry-competitive long-term incentive compensation practices. These grants are positioned at a level which, in conjunction with their target awards, places the executives at below the median of the long-term incentives granted to comparable positions at survey companies.

 Other Considerations with Respect to the Chief Executive Officer's
Compensation

  In accordance with the employment agreement between the Company and Mr. Landman, the annual compensation for the Company's CEO and President was set by the Compensation Committee with the goal of providing him with competitive increases to his base salary and target annual incentive award. In January 1998, the Compensation Committee approved an 8.3% increase in Mr. Landman's salary from $600,000 to $650,000 based on his individual performance and improved financial results for the Company. In awarding amounts to Mr. Landman under the AIP for 1998, the Compensation Committee evaluated Mr. Landman's performance and reviewed the AIP metrics for 1998 which had been established by the Company, as modified as described above. With respect to an AIP award for 1998, the Compensation Committee awarded Mr. Landman the sum of $446,500 which was below target and less than the amount paid to Mr. Landman for his service during 1997. Such awards to Mr. Landman under the AIP were also in accordance with the above-referenced employment agreement. Long-term compensation in the form of stock options was awarded on a basis similar to those described above for the other senior executives of the Company, and placed him below the median of the long-term incentives granted to chief executive officers at survey companies.

                                          Compensation Committee

  The following directors were members of the Compensation Committee through May 4, 1998 and determined the 1998 salaries, incentive bonus targets and stock option grants for the CEO and the other Named Executive.

                                          Ted G. Westerman, Chairman
                                          Michael T. Smith
                                          Joseph R. Wright, Jr.

  The following directors have been members of the Compensation Committee since May 4, 1998 and determined the final amounts of incentive bonus payments for 1998.

                                          Joseph R. Wright, Jr., Chairman
                                          Michael T. Smith
                                          Charles H. Noski

                                                                  April 9, 1999

Compensation Committee Interlocks and Insider Participation

  There are no compensation committee interlocks between any of the members of the Compensation Committee during 1998 and any other entity. Messrs. Smith and Noski are executive officers of Hughes Electronics, a parent corporation and an affiliate of the Company under the rules and regulations of the SEC. Mr. Westerman was an executive officer of Hughes Electronics during his service on the Committee. Messrs. Smith and Noski are currently members of the Compensation Committee. During the last fiscal year Hughes Electronics and certain of its subsidiaries engaged in certain transactions with the Company which are described in "Certain Transactions," below.

Certain Transactions

  Relationship with Hughes Electronics and Agreements with Hughes Electronics Entities. Hughes Electronics is the indirect beneficial owner of 120,812,175 shares of the Company's Common Stock, representing approximately 81% of the outstanding shares of Common Stock of the Company as of April 19, 1999. Hughes Electronics and its subsidiaries are affiliates of the Company as defined under SEC rules and regulations. The

Company believes that each of the transactions described below were entered into on commercially reasonable terms and that the administrative intercompany arrangements were provided on at least the same terms that the Company could have obtained from a disinterested third party or resulted in a cost savings to the Company.

  --Satellite Procurement Agreements. The Company is a party to agreements with HSC the construction of various satellites, including all of its satellites currently under construction. The Company entered into an agreement in March 1998 for the construction of PAS-6B (which was launched in December
1998) and an agreement in October 1998 for the construction of up to six satellites, three of which (Galaxy X-R, Galaxy IV-R and PAS-9) the Company has ordered. Pursuant to such agreements and prior agreements with HSC for the construction of PAS-2, PAS-3, PAS-4, PAS-5, PAS-1R and Galaxy III-C, a portion of the contract price (between 15% and 20%) for each satellite is paid in the form of incentive payments to be paid to HSC over a fifteen year period after the construction and launch of the applicable satellite, contingent upon satellite performance. Pursuant to these agreements, the Company made payments to HSC in 1998 aggregating $272.5 million, including in-orbit incentive payments totaling $11.6 million.

  --Launch Services. On August 29, 1996, the Company entered into a contract with Hughes Space and Communications International, Inc. ("HSCI") whereby HSCI agreed to provide the Company with launch services for three satellites, to be performed by third-party launch providers. The remaining launch under this contract will be provided using the Sea Launch launch vehicle. The Company made payments aggregating $6.5 million under this agreement in 1998.

  --Satellite Services. The Company is party to agreements with Hughes Electronics and certain of its subsidiaries and affiliates (together, the "Hughes Entities") pursuant to which it provides satellite capacity, telemetry, tracking and control services and other related services and facilities to the Hughes Entities, including HSC, Hughes Network Systems, Inc., Galaxy Latin America LLC and DIRECTV, Inc. ("DIRECTV"). In 1998, the Company received payments aggregating approximately $123.5 million from the Hughes Entities under these agreements.

  --Loan Agreements. In connection with the Merger, the Company obtained a term loan in the amount of $1.725 billion from Hughes Electronics (the "Term Loan"). As modified in December 1997 in connection with the refinancing of PanAmSat International's indebtedness, the Term Loan matures on June 24, 2003 and bears interest at a floating rate equal to that of the Company under a prior bank loan agreement. The Term Loan is subordinated to the Company's bank loans, borrowings under the Company's commercial paper program and $750 million of debt securities sold by the Company in January 1998. There are no mandatory principal payments, although the Company may make principal prepayments under certain circumstances depending upon the level of cash flow from operations. During 1998, the Company made approximately $107.0 million in interest payments to Hughes Electronics on the Term Loan.

  Other Hughes Transactions. In addition, Hughes Electronics and other Hughes Entities lease to the Company office space in Long Beach, California and land for the Company's teleport in Castle Rock, Colorado, and provide certain administrative services to the Company, including the provision of certain advisory and audit services, and permit the participation of the Company or its employees in certain discount programs, such as a business travel discount program and an automobile purchase discount program. In 1998, the Company made payments under such arrangements with Hughes Entities of $1.1 million.

  The Company estimates that, in the aggregate, in 1999 the transactions described above will result in the payment of approximately $225 million by the Company to the Hughes Entities (excluding interest payments) and in the payment of approximately $129 million by the Hughes Entities to the Company.

  Other Agreements. On December 22, 1994, HAC extended a loan to Kenneth N. Heintz, the Company's Executive Vice President and Chief Financial Officer, that is secured by a deed of trust on certain real property owned by Mr. Heintz. The loan is in the principal amount of $200,000 and bears interest at a rate of 8.5% per annum.

                  PERFORMANCE GRAPH FOR PANAMSAT CORPORATION

                           Cumulative Total Returns
                    Value of $100 Invested on May 16, 1997


 Date           SPOT     Nasdaq Composite Index   Satellite Technology Index
-------       -------   -----------------------   --------------------------
05/16/97       100.00           100.00                    100.00

12/31/97       144.96           129.20                    103.90

12/31/98       133.12           163.54                    112.54


  The historical stock price performance of the Common Stock shown on the Performance Graph set forth above is not necessarily indicative of future price performance.

  The Satellite Technology Index is a capitalization-weighted index of 30 leading stocks in the satellite and space sector. It is published by Barclays Capital, the investment banking division of Barclays Bank, PLC.

  The Report of the Compensation Committee and the Performance Graph shall not be deemed "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or 14C of the Regulations of the SEC under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act.

Proposal 2

           RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

  The Board has selected the accounting firm of Deloitte & Touche to audit the Company's financial statements for, and otherwise act as the Company's independent accountants with respect to, the fiscal year ending December 31, 1999. In accordance with the Board's resolution, its selection of Deloitte & Touche as the Company's independent accountants for the current fiscal year is being presented to stockholders for ratification at the Annual Meeting. The Company knows of no direct or material indirect financial interest of Deloitte & Touche in the Company or any connection of that firm with the Company in the capacity of promoter, underwriter, voting trustee, officer or employee. Therefore, the Board intends to introduce at the forthcoming Annual Meeting the following resolution:

  "RESOLVED, that Deloitte & Touche LLP be and they are hereby elected independent accountants for the Company for the year 1999."

  Members of Deloitte & Touche will be present at the Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions

  The Board recommends that stockholders vote FOR the ratification of the appointment of Deloitte & Touche as the independent accountants of the Company for the 1999 fiscal year.

                                 MISCELLANEOUS

  A copy of the Company's Annual Report on Form 10-K as filed with the SEC for its last fiscal year, including any financial statements and financial statement schedules thereto, will be made available to stockholders without charge upon written request to James W. Cuminale, Esq., Executive Vice President, General Counsel and Secretary, PanAmSat Corporation, One Pickwick Plaza, Greenwich, Connecticut 06830. The Company will furnish any exhibits to the Form 10-K to each stockholder requesting them upon payment of a fee of $.10 per page to cover costs.

  The cost of soliciting proxies will be paid by the Company. The Company has also arranged for reimbursement of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. Proxies may also be solicited by directors, officers and employees of the Company, but such persons will not be specially compensated for such services.

              SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

  The Company's Bylaws contain procedures for stockholder nomination of directors and for other stockholder proposals to be presented before annual stockholder meetings. The Bylaws provide that any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders' meeting only if written notice is given to the Secretary of the Company of the intent to make such nomination. The notice must be given not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made
(i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner, (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether the proponent intends or is part of a group which intends to solicit proxies from other stockholders in support of such proposal or nomination.

  Notwithstanding the foregoing provisions, stockholders wishing to have a proposal included in the Company's proxy statement shall comply with the applicable requirements of the Exchange Act, and the rules and regulations thereunder and shall have the rights provided by Rule 14a-8 under such Act. In order to be eligible under Rule 14a-8 for inclusion in the Company's proxy statement and accompanying proxy at the next annual meeting of stockholders currently scheduled to be held on May 25, 2000, stockholder proposals must be received by the Company on or before December 21, 1999.

  A copy of the Bylaw provisions described above is available upon written request to James W. Cuminale, Esq., Executive Vice President, General Counsel and Secretary, PanAmSat Corporation, One Pickwick Plaza, Greenwich, Connecticut 06830. The person presiding at the meeting is authorized to determine if a proposed matter is properly before the meeting or if a nomination is properly made.

                                 OTHER MATTERS

  The Board knows of no matters other than those listed in the attached Notice of Annual Meeting which are likely to be brought before the Meeting. However, if any other matter properly comes before the Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

                                          By Order of the Board of Directors

                                          /s/ James W. Cuminale
                                          James W. Cuminale
                                          Secretary

April 19, 1999

                                                                      1396-PS-99

PANAMSAT CORPORATION

                        1999 ANNUAL MEETING
                        OF STOCKHOLDERS

                        The St. Regis Hotel
                        2 East 55th Street
                        New York, New York
                        Wednesday, May 5, 1999
                        9:30 a.m.




                                  DETACH HERE
--------------------------------------------------------------------------------


                                     PROXY

                             PanAmSat Corporation

                         PROXY/VOTING INSTRUCTION CARD

  Proxy Solicited on Behalf of the Board of Directors of PanAmSat Corporation
                     for the Annual Meeting on May 5, 1999

        The undersigned hereby constitutes and appoints James W. Cuminale and Kenneth N. Heintz and each of them, true and lawful agents and proxies with full power of substitution in each, to represent and to vote, as designated below, all of the shares of common stock of PanAmSat Corporation held of record by the undersigned on March 15, 1999 at the Annual Meeting of Stockholders to be held at the St. Regis Hotel at 2 East 55th Street in New York, New York on May 5, 1999, at 9:30 a.m. (local time) and at any adjournments thereof, on all matters coming before said meeting. IF NO DIRECTION AS TO THE MANNER OF VOTING THE PROXY IS MADE, THE PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS.

        You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. However, the Proxies cannot vote your shares unless you sign and return this card.
                                   -------------------------

SEE REVERSE                                                         SEE REVERSE
   SIDE           CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SIDE

PANAMSAT CORPORATION


     Your vote is important to us!

     Please follow these steps to ensure that your proxy is properly executed and returned in time to be counted:

     1. Mark your vote for Proposals 1 through 2 in one of the three boxes for each Proposal.

     2. Sign below in the space provided, exactly as your name appears on the form. Joint owners should each sign. Also enter the date.

     3. Tear off at perforation and mail the completed card with a signatures(s) in the enclosed reply envelope to:

                               PanAmSat Corporation
                               Proxy Services
                               Boston EquiServe
                               P.O. Box 9381
                               Boston, MA 02205-8381

                                  DETACH HERE
--------------------------------------------------------------------------------

[X] Please mark
    votes as in
    this example

This proxy when properly executed will be voted in the manner directed by you. If no direction is made, this proxy will be voted FOR each of the Proposals. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
--------------------------------------------------------------------------------
      The Board of Directors recommends a vote FOR each of the Proposals.
--------------------------------------------------------------------------------
1. Election of Directors
   Nominees:
   Ms. Austin and Mssrs. Smith, Costello, Hightower, Hoak, Kahn (R. Douglas). Kahn (Stephen), Krekel, Landman, Noski and Wright

           FOR   [_]          [_] WITHHELD
           ALL                    FROM ALL
         NOMINEES                 NOMINEES

[_]
    --------------------------------------
    For all nominees except as noted above


2. Elect Deloitte & Touche LLP               FOR        AGAINST       ABSTAIN
   independent accountants for 1999          [_]          [_]           [_]



                               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [_]